Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of June 1, 2015 (the “Effective Date”) between Thomas Loucks (“Employee”) and Standard Metals Processing, Inc., hereinafter referred to as (“SMPR” or the “Company”), who are hereinafter sometimes collectively referred to as “the parties” or singularly as a “party.”

WITNESSETH

WHEREAS, SMPR wishes to appoint Employee as the Company’s Vice President of Corporate Development and desires to memorialize his employment in this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Employment Services. SMPR hereby agrees to employ Employee as Vice President of Corporate Development, and Employee hereby accepts such position under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of the Company as may from time to time be established for Employees of similar grade and position.

2.	Duties.

(a) Employee shall serve as the Vice President of Corporate Development of the Company during the Term (as defined below) of this Agreement. Employee shall carry out all assignments as set forth on Exhibit A attached hereto.

(b) Employee shall serve as the President of the wholly owned subsidiary formerly known as Standard Metals Royalty & Streaming, Inc., to be renamed by Board of Directors of the subsidiary and Standard Metals Processing, Inc..

(c) Employee shall, if so requested by the Company, also serve with or without additional compensation, as an officer, director or manager of entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the “Affiliates”).

3.	Term. The term of the employment shall be for One (1) year, commencing on the Effective Date (the “Term”), unless sooner terminated by the Company or Employee in accordance with the terms of this Agreement or pursuant to Section 6 below. The term of this Agreement shall automatically be extended for an additional year, each year on the anniversary of the effective date of this Agreement, unless previously terminated by the Company or the Employee.

4.	Extent of Services. Employee shall devote substantial time, attention and energy to his duties hereunder and shall use his best efforts to promote the business of SMPR and/or its subsidiaries or affiliates during the Term of this Agreement. Employee may engage in other activities, including serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/organizations in each case to the extent that such activities do not materially detract from or limit the performance of Employee’s duties under this Agreement, or inhibit in any material way the business of SMPR and/or its subsidiaries. Employee will not engage in any activity, paid or otherwise, for a competitor of SMPR so long as this Agreement is in effect. Employee may invest his assets in such manner as will not require any services to be performed on his part in the operation or affairs of the companies in which such investments are made, but only if such investments are consistent with this Agreement. Employee shall perform all duties in a professional, ethical and businesslike manner.

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5.	Compensation and Benefits. As compensation for his services hereunder, during the Term of the Agreement, SMPR agrees:

(a)	To grant Employee options to purchase common stock pursuant to the 2014 Option Plan as set forth on Exhibit B attached hereto;

(b)	To pay Employee salary as follows:

i. One Dollar ($1.00) for the first year;

ii. In the event the Company obtains capital sufficient to meet its associated operating costs, including administrative and general business expenses, Employee will receive a yearly salary of One Hundred Fifty Thousand Dollars ($150,000.00). During the first year of this Agreement, for the period between the effective date of this Agreement and the time when the Company obtains sufficient capital as described in the previous sentence, Employee shall be paid his salary at a pro-rated rate of fifty percent (50%) starting on the date of employment.

iii. Employee’s performance and salary will be reviewed at least annually with any changes to this Agreement represented by an addendum hereto executed by both parties.

(c)	To pay annual bonuses, if any bonuses are payable during the Term, which shall be determined by the Board of Directors, in its sole discretion, in an amount and upon such other performance criteria as shall be fixed by the Board of Directors based upon the performance of Employee and the Company during the same period.

(d)	Employee shall be included in any pension plan in effect as of the date of this Agreement or effected thereafter. Employee’s participation as described in the sentence immediately preceding shall be in relation to Employee’s annual compensation as compared to any other individual’s participation based upon his annual compensation at the time of this Agreement.

(e)	SMPR will reimburse Employee for his direct expenses in connection with his duties hereunder including, but not limited to, reasonable travel, entertainment and hotel expenses. Employee shall timely provide such receipts and other documentation of his expenses before any reimbursements will be paid.

(f)	Employee will be included in any health insurance or other benefit plan provided for senior management and executives. To the extent that the Company has raised working capital as described above in (5)(b)(ii), but has not yet established a health insurance plan, then Employee’s out-of-pocket health-related expenses (including vision and dental) for each of Employee and his spouse shall be reimbursed in a timely manner if submitted on an expense account.

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(g)	Employee shall be entitled to four (4) weeks of paid vacation time per year (with the year being the term of this agreement or extensions thereof).

6.	Termination.

(a)	This Agreement shall be terminated upon the happening of any of the following:

(i) at the cessation of SMPR’s business activities except as a result of a sale or merger;

(ii) upon the mutual consent of the parties hereto;

(iii) upon the death or disability of Employee, disability shall be defined as an inability to perform duties and responsibilities for One Hundred Twenty (120) consecutive days as a result of physical or mental illness or condition or loss of legal capacity;

(iv) the termination for any reason or no reason by Employee upon Thirty (30) days written notice to the Company. However, Employee cannot terminate this Agreement during a Restricted Period. “Restricted Period” shall mean the Thirty (30) day period immediately preceding the due date of a quarterly regulatory filing and the Sixty (60) day period immediately preceding the due date of an annual regulatory filing. The due date of the regulatory filing shall include any applicable extensions and extend until such quarterly or annual statement is filed.

(b)	Termination by Company for Cause.“Cause” for the purpose of this Agreement is defined as: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law committed by Employee; (ii) damage to Company’s assets; (iii) disclosure of Company’s confidential information; (iv) breach of Employee’s obligations under this Agreement; (v) intentional engagement in any competitive activity which would constitute a breach of Employee’s duty of loyalty or of Employee’s obligations under this Agreement; (vi) the willful and continued failure to substantially perform Employee’s duties for Company (other than as a result of incapacity due to physical or mental illness); (vii) willful conduct by Employee that is materially injurious to Company, monetarily or otherwise, or (viii) failure to follow any reasonable written directives from the Board of Directors. Employee shall have Thirty (30) days after receipt of written notice from the Company setting forth the actions or circumstances constituting “Cause” to cure such actions or circumstances. (c) If Employee is terminated under Section 6(a)(i)-(iii), Employee’s options shall vest, expire and be exercisable pursuant to the Stock Option Grant. “Date of Termination” shall mean the final date of Employee’s employment, not the date of notice of termination.

7.	Covenant not to Compete. Employee hereby covenants and agrees that during the Term of this Agreement and, should Employee’s employment last three (3) years or more, for a period of One (1) year after termination of such Agreement:

(a)	Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers, suppliers or service providers of SMPR during the Term of this Agreement for the purpose of selling to any such customer any product or service which was provided or offered by during the Term of this Agreement hereof.

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(b)	Employee will not directly or indirectly, attempt or seek to cause any of the foregoing customers, suppliers or service providers of SMPR to refrain from maintaining or acquiring from or through SMPR any products or services, or providing any products or services which were provided or offered by or to SMPR during the Term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the Parties described above shall constitute activity by Employee for the purposes of this Agreement.

(c)	Employee will not enter into any contract with direct competitors of the Company or work for or consult direct competitors of the Company on topics relating to the Company’s business. The Employee agrees that he will not engage in, directly or indirectly, and in any capacity whatsoever, or have any financial interest in, any business operation or in any party in competition with the Company.

(d)	Attempt in any manner to persuade any investor or shareholder of the Company to cease investing or reduce any investment in the Company.

(e)	This Section 7 shall not apply if this Agreement is terminated under Section 6(a)(i).

8.	Non – Disclosure. Employee acknowledges that, in order for Employee to effectively perform his duties hereunder SMPR will disclose to Employee certain valuable trade secrets and confidential business information that has been created, discovered or developed by, or that otherwise has become known to SMPR as a result of substantial effort, expense and time incurred by SMPR or which has been assigned or otherwise conveyed. In light of such acknowledgement, Employee hereby agrees as follows:

(a)	Trade Secrets. Employee hereby acknowledges that certain processes, formulas and mechanisms used by SMPR in its operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

(b)	Confidential Information.

(i)	Employee hereby agrees that during the Term of this Agreement and for a period of One (1) year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information (“Confidential Information”) of SMPR, including but not limited to: (1) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (2) patents, trade secrets, techniques, formulas, formulations, components, ingredients, compounds, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (3) information about costs, profits, markets, royalties and streaming, and sales; (4) plans for future development and new product concepts; (5) data relating to studies, testing, results of any studies, testing, regulatory applications, research, development, procedures and operating plans; (6) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments; (7) any and all information provided to the Employee while on the Company’s Tonopah, Nevada property (the “Tonopah Property”); (8) any land, machinery, individuals, production, operations, development, work, processes, or any other type of information the Employee observes while at the Tonopah Property; and (9) any and all information provided to Employee regarding the Company or conversations between the Employee and a representative of the Company.

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(ii)	Employee recognizes and acknowledges that:

1)	the Confidential Information is a valuable, special and unique asset of the Company and that disclosure of any Confidential Information would cause considerable harm to the Company’s operations and/or business reputation; and

2)	the disclosure of the Confidential Information to any other person or entity outside the Company or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Company.

(iii)	Employee shall not disclose, use or in any way implement the Confidential Information to provide, enable or help others to provide services that are substantially similar to or competitive with any of the Company’s projects, products or services without the written consent of the Company or as otherwise required by law.

(iv)	With respect to all Confidential Information, Employee shall:

(1) protect and safeguard the Confidential Information against unauthorized use, publication, or disclosure in any manner;

(2) not use any of Confidential Information except to perform the duties of Vice President of Development of the Company as set out in this Agreement;

(3) not, directly or indirectly, in any way, reveal, reverse engineer, de-compile, disassemble, report, publish, disclose, transfer or otherwise use any of the Confidential Information except as specifically authorized by the Company in accordance with this Agreement; and

(4) not restrict access to the Confidential Information to the Company’s officers, directors, or employees who need such access for a permitted use.

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9.	Property of SMPR. Employee agrees that upon termination of this Agreement, he will promptly deliver to SMPR all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in this Agreement and all other property of SMPR in his possession or control at such time, which was obtained from SMPR or complied or produced for SMPR during the Term of this Agreement, including, but not limited to: (a) records; data, plans, programs, invoices, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks; (b) log-in and password information for all electronic formats including but not limited to: bank(s), QuickBooks, and payroll company; and (c) letters and customer lists.

10.	Non-solicitation of Employees. During the Term of this Agreement and for One (1) year thereafter, Employee shall not hire or solicit for employment directly or through or on behalf of any party, any persons who are then employees of SMPR. This Section 10 shall not apply if the Agreement is terminated pursuant to Section 6(a)(i).

11.	Relations with Third Parties and Representations of the Parties.

(a)	Employee agrees that SMPR may make known to others, either during or subsequent to the Term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

(b)	Employee represents and warrants that:

a.	He is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting his right to be retained by SMPR because of the nature of this business conducted or proposed to be conducted by SMPR or for any other reasons;

b.	No such term, judgment, decree or order conflicts with his obligation to use his best efforts to promote the interests of SMPR nor does the execution and delive ry of this Agreement, nor the carrying on of SMPR business conflict with any such term, judgment, decrees or order; and

c.	Neither Employee nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which SMPR is also a party except this Agreement or any agreement executed hereunder, nor does he or any of his affiliates have any interest in any person or entity with whom SMPR does or intends to do business.

(c)	SMPR hereby makes the following representations in connection with this Agreement:

a.	SMPR is a corporation duly organized and validly existing by virtue of the laws of the state of its incorporation and is in good standing under the laws thereof.

b.	The execution of this Agreement by SMPR and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and SMPR has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

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c.	This Agreement has been duly authorized, executed and delivered by SMPR and constitutes a valid and legally binding obligation of SMPR enforceable in accordance with its terms.

12.	Remedies, Survival, and Severability.

a.	SMPR and Employee agree that in the event of breach of any of the covenants, agreements or obligations under Sections 4, 7, 8, 9, 10 and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

b.	The covenants, agreements, representations, warranties and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

c.	Each of the covenants, agreements and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

d.	In the enforcement of their rights hereunder, SMPR and Employee shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

13.	Miscellaneous.

a.	This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by both parties.

b.	All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed hereunder shall be governed by the laws of the State of New York, without giving effect to the conflict of law or choice of law provisions thereof. Any dispute, controversy or claim arising out of this Agreement shall be resolved in accordance with the rules of the Arbitration Association of America (“AAA”) applying New York law. Each Party hereby waives its right to seek any remedy or claim for relief in court, including such Party’s right to a jury trial. Notwithstanding the foregoing, any actions commenced under this Agreement shall be venued in either the United States District Court for the Southern District of New York, or in the Supreme Court of New York, New York County.

c.	Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

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If to Standard Metals Processing, Inc.:

611 Walnut Street Gadsden, Alabama 35901

With a copy (which shall not constitute notice) to the Company’s counsel:

Brinen & Associates, LLC 7 Dey Street, Suite 1503 New York, New York 10007

If to Employee:

At the address set forth on the signature page.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party pursuant to the terms of this section.

d.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

e.	The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

f.	The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

g.	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

Standard Metals Processing, Inc.

By: /s/ Sharon L. Ullman

Name: Sharon Ullman Title: Chief Executive Officer, President and Executive Chairwoman

Employee: Thomas Loucks

By: /s/ Thomas A Loucks

Address: 5270 South Logan Drive, Greenwood Village, CO 80121

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Exhibit A Duties and Responsibilities

The duties and responsibilities set forth below shall be incorporated by reference into the Employment Agreement (the “Agreement”) entered into by Standard Metals Processing, Inc. (the “Company”) and Thomas Loucks (“Employee”) on the Effective Date. All terms not defined below shall have the same meaning as set forth in the Agreement. This Exhibit A may be amended from time to time and upon executed shall become a part of the Agreement.

Employee shall carry out all assignments including:

(i) Manage corporate development activities designed to build the value of SMPR and, to do so, identify or create income-generating opportunities for Standard Metals Processing, Inc. and its affiliates;

(ii) Participate in the construction of corporate business and financial plans;

(iii) Develop, make and/or participate in investor relations presentations;

(iv) Assist with duties pertaining to the Company’s financial reporting;

(v) Acquire or create royalties; mineral, metal, or mineral-derived streams of income; mineral tolling agreements; and/or investment opportunities that could lead to SMPR’s ultimate derivation of royalty, streaming, or tolling agreements and income;

(vi) Meet with owners of desirable mining assets or properties;

(vii) Analyze and evaluate mining projects or mining companies;

(viii) Manage consultants involved in evaluating projects for the Company and its affiliates;

(ix) Retain technical consultants to assist with implementation of duties; and

(x) Perform such other duties as are incident to the office of Vice President of Corporate Development and as reasonably requested by the Board of Directors.

The parties hereto have executed this Exhibit A to the Employment Agreement setting for the Employee’s duties and responsibilities as of the date below.

The Company: Standard Metals Processing, Inc.

By: /s/ Sharon L. Ullman

Name: Sharon Ullman Title: Chief Executive Officer, Executive Chairwoman and Compensation Committee Member

Employee: Thomas Loucks

By: /s/ Thomas A Loucks Date: June 1, 2015

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Exhibit B Stock Option Grants

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STANDARD METALS PROCESSING, INC.

STOCK OPTION GRANT AGREEMENT

The person named below in Section I (the “Grantee”) has been granted a Stock Option from Standard Metals Processing, Inc., a Nevada corporation (the “Company”), subject to the terms and conditions of this Stock Option Grant Agreement (the “Agreement”).

The Stock Options to be granted to Grantee will be subject to certain restrictions on transfer.

I.	NOTICE OF GRANT OF OPTIONS

Grantee: Thomas Loucks

Grant Number: OPT-E-TL-1

Total Number of Options Granted: Two Million Five Hundred Thousand (2,500,000)

Date of Grant: June 1, 2015

Fair Market Value of the Shares: $0.9199 (closing price on the Date of Grant)

II.	AGREEMENT

1.	Grant of Options. The Company hereby grants to Grantee the number of options of Common Stock of the Company (the “Shares”) set forth in Section I above.

2.	Option Exercise Price. The exercise price for Shares purchased under the Option shall be the Fair Market Value of the Shares which is the closing price on the Date of Grant.

3.	Term of Options. The term of each Option (the “Option Term”) shall be Three (3) years from the Date of Grant, unless otherwise established by the Plan Administrator.

4.	Exercise of Options. The Option shall vest and become exercisable as follows: (i) Five Hundred Thousand (500,000) shall vest on the Date of Grant; (ii) Five Hundred Thousand (500,000) shall vest Six (6) months from the Date of Grant; (iii) Five Hundred Thousand (500,000) shall vest Twelve (12) months from the Date of Grant; (iv) Five Hundred Thousand (500,000) shall vest Eighteen (18) months from the Date of Grant; and (v) Five Hundred Thousand (500,000) shall vest Twenty-Four (24) months from the Date of Grant.

5.	Payment of Exercise Price. The exercise price for Shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of Shares purchased. Such consideration must be paid in cash, check (subject to the approval of the Plan Administrator), wire, or any other compensation or combinations thereof at the sole discretion of the Plan Administrator.

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6.	Post-Termination Exercises. The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if the Grantee ceases to be employed by, or to provide services to, the Company or a Related Corporation, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of termination of the Grantee’s employment or service relationship (the “Employment Termination Date”) shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the Employment Termination Date shall expire upon the earliest to occur of:

(i) if the Grantee’s Employment Termination Date occurs for reasons of Retirement, Disability (as defined in the in the Grantee’s Employment Agreement) or death, the one-year anniversary of such Employment Termination Date;

(ii) if the Grantee’s Employment Termination Date occurs for reasons other than Cause, Retirement, Disability or death, the three-month anniversary of such Employment Termination Date; and

(iii) the last day of the Option Term (the “Option Expiration Date”).

(c) Notwithstanding the foregoing, if the Grantee dies after the Employment Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Employment Termination Date shall expire upon the earlier to occur of (A) the Option Expiration Date or (B) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

(d) A Grantee’s transfer of employment or service relationship between or among the Company and a Related Corporation, or a change in status from an employee to a consultant, agent, advisor or independent contractor or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of employment or service relationship for purposes of this Section 6. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

7)	Termination for Cause. Notwithstanding Section 6, in case of termination of the Grantee’s employment or service relationship for Cause (as defined in the Grantee’s Employment Agreement), the Option shall automatically expire at the time the Company first notifies the Grantee of such termination. If a Grantee’s employment or service relationship with the Company is suspended pending an investigation of whether the Grantee shall be terminated for Cause, all the Grantee’s rights under any Option likewise shall be suspended during the period of investigation.

8)	Notices. Any notice, demand or request required or permitted to be given by either the Company or the Grantee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the address with respect to the Grantee set forth at the end of this Agreement and with respect to the Company at its principal place of business or such other address as the party may request by notifying the other in writing.

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9)	No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

10)	Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.

11)	Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed hereunder, including without limitation the grant of the Options, shall be governed by the laws of the State of New York, without giving effect to the conflict of law or choice of law provisions thereof. Any dispute, controversy or claim arising out of this Agreement shall be resolved in accordance with the rules of the Arbitration Association of America (“AAA”) applying New York law. Each Party hereby waives its right to seek any remedy or claim for relief in court, including such Party’s right to a jury trial. Notwithstanding the foregoing, any actions commenced under this Agreement shall be venued in either the United States District Court for the Southern District of New York, or in the Supreme Court of New York, New York County.

12)	Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

13)	Entire Agreement. This Agreement, as applicable, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Grantee and the Company have executed this Agreement and agree that the rant of Stock Options hereunder is to be governed by the terms and conditions of this Agreement.

GRANTEE	COMPANY

Thomas Loucks	Standard Metals Processing, Inc.

By: /s/ Thomas A. Loucks	By: /s/ Sharon L. Ullman

Name: Sharon L. Ullman

Title: Chief Executive Officer

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